AMENDMENT TO

INVESTMENT ADVISORY AGREEMENT

This Amendment to the Investment Advisory Agreement (the “Amendment”) is entered into effective as of May 29, 2020 by and between Valued Advisers Trust (the “Trust”), a Delaware statutory trust registered as an investment company under the Investment Company Act of 1940, as amended, and Summitry LLC (formerly known as Golub Group, LLC) (the “Adviser”), a California limited liability company with its principal place of business in San Mateo, California.

WHEREAS, the Trust and the Adviser entered into an Investment Advisory Agreement dated as of May 21, 2014 (the “Agreement”), pursuant to which the Adviser was engaged by the Trust to serve as the sole investment adviser to the Golub Group Equity Fund (the “Fund”);

WHEREAS, the Adviser has notified the Trust that its name has been changed to Summitry LLC; and

WHEREAS, in addition to the Adviser name change, the Adviser has notified the Trust that it wishes to change the name of the Fund; and

WHEREAS, the parties desire to amend the Agreement to reflect these and other non-material changes;

NOW THEREFORE, in consideration of the mutual covenants and promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Effective as of May 29, 2020, all references to the Adviser in the Agreement shall be changed to reflect that the Adviser’s name is Summitry LLC.

2.	Effective as of May 29, 2020, all references to the Fund in the Agreement shall be changed to reflect that the Fund’s name is Summitry Equity Fund.

3.	Effective as of May 29, 2020, Notices to the Trust shall be directed to Ultimus Fund Solutions, LLC, 225 Pictoria Drive, Suite 450, Cincinnati, OH 45246, Attention: General Counsel.

3.	Ratification and Confirmation of Agreement. Except as specifically set forth herein, the Agreement is hereby ratified and confirmed in all respects and shall remain in full force and effect.

4.	Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.

Modification and Governing Law.  This Amendment may not be modified except by a writing signed by authorized representatives of the parties to this Amendment.  This Amendment shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreement effective as of the date first above written.

VALUED ADVISERS TRUST		SUMMITRY LLC
On behalf of the
Summitry Equity Fund

By:	/s/Carol J. Highsmith	By:	/s/Jennifer Rouse

Name:	Carol J. Highsmith	Name:	Jennifer L. Rouse

Title:	Vice President and Secretary	Title:	Director of Operations & CCO